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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus constituting part of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-2501) of Burlington Northern Santa Fe Corporation of our reports dated February 15, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Burlington Northern Santa Fe Corporation and Subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which reports are included in or incorporated by reference in Burlington Northern Santa Fe Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in the aforementioned Registration Statement.


COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
May 15, 1996